Exhibit 2

Milton C. Ault, III

Transactions in the Shares of Class A Common Stock Within the Last Sixty Days

Nature of the Transaction	Shares of Common Stock Purchased / (Sold)	Price Per Share ($)	Date of Transaction
Purchase	1,000	0.3885	09/23/2025
Purchase	500	0.4182	09/24/2025
Purchase	668	0.4456	09/26/2025
Purchase	2,012	0.4284	09/30/2025
Purchase	3,800	0.2363	11/18/2025

Transactions in the Shares of Class B Common Stock Within the Last Sixty Days

Nature of the Transaction	Shares of Common Stock Purchased / (Sold)	Price Per Share ($)	Date of Transaction
Received as a stock dividend from the Company	1,375	0.00	10/31/2025